Exhibit 99.2

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Mike Collier Willbros Group Inc—SVP, Corporate Communications

John McNabb Willbros Group Inc—Chairman of the Board & CEO

Mike Fournier Willbros Group Inc—President & COO

Van Welch Willbros Group Inc—EVP & CFO

CONFERENCE CALL PARTICIPANTS

John Rogers D.A. Davidson & Company—Analyst

Marty Malloy Johnson Rice & Company—Analyst

Andrew Buscaglia Willbros Group, Inc.—Analyst

Dan Mannes Avondale Partners—Analyst

Stephen Folse Stifel Nicolaus—Analyst

Mike Shlisky Global Hunter Securities—Analyst

PRESENTATION

Operator

Greetings, and welcome to the Willbros Group third-quarter earnings call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to turn the conference over to Mike Collier. Thank you. Please go ahead.

Mike Collier—Willbros Group Inc—SVP, Corporate Communications

Thank you, operator. Good morning, and thanks for joining us today. Speaking today will be John McNabb, Chairman and Chief Executive Officer; Mike Fournier, President and Chief Operating Officer; and Van Welch, Executive Vice President and Chief Financial Officer.

This conference call is being broadcast live over the Internet, and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release.

Information reported on this call speaks only as of today, December 16, 2014, and time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risks factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated December 15, 2014, and on our website. And now I’d like to turn the call over to John McNabb, Chairman and CEO. John?

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Thanks, Mike. Good morning, everyone, and thank you for joining us today. When we last spoke on October 22, we stated that we would be making significant operational changes to improve our performance, especially in our Oil & Gas segment. And that process is underway.

First of all, I want to share my personal observations of where the Company stands and how I see the way forward. For the last three months, I have been actively involved on the front lines of Willbros. Three of our four segments are performing well. In the first nine months of the year, those three segments generated approximately $916 million in revenue and $55 million in operating income. That’s right at a 6% operating margin.

In the Oil & Gas segment, two projects and a structural and oversight issue in the regional businesses have resulted in an operating loss of $42.5 million on revenues of $665.3 million for the nine-month period. Overall, the Company delivered $12.3 million in operating income on $1.6 billion in revenue for the first nine months of 2014.

To achieve success for our Company, we have four key objectives. First, we must dramatically improve our oil and gas operations. Our approach is to focus on our core competencies, processes and people.

Our second objective is to improve margins in our Utility T&D and Professional Services segments. While our overall margins in Professional Services have been flat through Q3 2014, the following illustrates our strategy for engineering and technology. First in upstream engineering. Expansion of our geographic footprint, investments in technology and a headcount increase of over 18% all have enabled us to realize growth in operating margins over 2013, and we expect further gains in 2015.

Downstream engineering has delivered breakeven performance in a slow, downstream market. We have retained capacity through participation in upstream projects, and as a result we are well-positioned for the anticipated opportunities and increased demand driven by lower energy prices for downstream engineering services during 2015.

We have positioned more than a third of our Professional Services revenue to long-term integrity-related services and technology. These recurring services help moderate the impact of fluctuating oil prices.

Utility T&D continues with its strategy to expand its operating footprint. By establishing new customer relationships with master service agreements to perform distribution construction and maintenance, we are now positioned to leverage that footprint to execute higher-margin transmission opportunities, setting the stage for overall margin improvement.

Our third objective is to strengthen the balance sheet. We recently negotiated the refinancing of our debt in order to provide additional liquidity for the strong markets we see in front of us. We will sell non-core assets to reduce our leverage, and provide additional financial flexibility. Debt reduction, combined with improved operations in oil and gas, as well as improved performance in our other segments, should provide the free cash flow needed to strengthen our capital structure.

And our fourth objective is to strengthen the application of our controls and operational processes to provide assurance that we will prevent negative surprises, which have continued to damage our results in the past. We will keep you updated on our progress to effect this improved performance as events occur.

Going forward, any actions will be undertaken with discipline, and with objective of accretive results. Now Mike Fournier will provide an operational update, including what we are doing to correct the performance of our Oil & Gas segment. Mike?

Mike Fournier—Willbros Group Inc—President & COO

Thanks, John. Good morning, everyone. With regards to the Oil & Gas segment, we are taking actions to produce a more focused and reliable model. As we work to achieve this, we will be very prudent and disciplined with respect to taking on new commitments.

Currently, we have capacity well in excess of commitments on the books. We have well-trained, experienced teams available for new work assignments.

We have taken the following actions across the entire Oil & Gas segment. We’ve consolidated some of the businesses and reduced the number of independent units to improve management focus. We have vetted the senior personnel. This resulted in certain personnel leaving the organization and some being reassigned. We have also created additional positions to bolster oversight and operational control.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

We are transitioning to an enhanced project review cycle to ensure more in-depth reviews can be accommodated and improve the timeliness of communication. To ensure that we build quality backlog consistent with our skill sets, we have integrated sales into our business units, increasing the business development staff and driving better synergies between operations and sales.

Specific to the businesses in the Oil & Gas segment that were not meeting expectations, we have made the following changes. We now have senior management and support staff assigned exclusively to oversee and direct our legacy US pipeline construction and maintenance business. This business provides large- and mid-sized pipeline construction, as well as pipeline integrity and re-rating services. It has capabilities to execute up to 48-inch diameter pipe.

Due to the large demand in the Permian Basin for mid-sized pipeline construction, we have transitioned our Odessa office from the regional business model to a project-based business model executing mid-sized pipeline projects. With the exception of project-specific offices, we’ve shut down all remaining offices that made up the Southern Regional business unit. Again, we have provided dedicated senior management structure and support staff within this business unit to provide oversight and direction.

We have made an evaluation of the remaining regional businesses and put in place interim solutions where we found potential risks. We will be completing our assessment this year with the intent to implement recommendations for permanent solutions in the first quarter of 2015.

So what I want you to take away from my comments is that we will be more hands-on management in the business units, and segment management will be able to devote more of its time to each of the businesses, increasing oversight and ensuring we have the appropriate control of our work. Now Van will discuss our financials.

Van Welch—Willbros Group Inc—EVP & CFO

Thanks, Mike, and good morning, everyone. In the fourth quarter of 2014, we identified two project errors in the estimated total revenues, costs and profits at completion, which caused us to restate our previously issued financial statements for the first and second quarters of 2014.

The errors in the first quarter of 2014 primarily related to the timing of previously recognized pretax losses associated with a significant pipeline construction project in our Oil & Gas segment. These losses were originally recognized in the second quarter of 2014, and were pushed back and recognized in the first quarter of 2014. The errors in the second quarter of 2014 primarily related to another significant pipeline construction project in the Northeast region of our Oil & Gas segment.

The correction of these errors included the reversal of previously recognized pretax income, and a recognition of additional pretax losses in the second quarter of 2014. The accounting for the restatement of both of these errors resulted in additional pretax charges of $18 million in the first quarter of 2014, and $11.9 million in the second quarter of 2014.

Now a word on our third-quarter and year-to-date financial results. For the third quarter of 2014, we reported contract revenue of $559.7 million, which is an increase of $80.6 million from the third quarter of 2013. Adjusted EBITDA of $24.3 million, which is an increase of $2.7 million from the third quarter of 2013. And operating income of $11.4 million, which is relatively flat from the third quarter of 2013.

For the nine months ended September 30, 2014, we reported contract revenue of approximately $1.6 billion, which is an increase of $190.2 million year over year. Adjusted EBITDA of $45.6 million, which is a decrease of $3.3 million year over year. And operating income of $12.3 million, which is a decrease of $3.9 million year over year.

As you recall from our press release dated October 21, 2014, we had initially estimated the operating income of approximately $26 million to $28 million for the nine months ended September 30, 2014. Our final results for the nine-month period were approximately $13.7 million below the lower end of our range, which was primarily attributed to subsequent contract losses on a significant pipeline construction project in the Northeast region of our Oil & Gas segment, as mentioned above, which were not yet known in October.

This deterioration is primarily related to contractual disputes and subsequent increases in the estimated cost to complete. As of December 15, 2014, this project is substantially complete, and we are pursuing resolution of change orders and recovery on claims with the client.

Moving to liquidity. On December 15, 2014, we finalized a negotiation of a new 2014 term loan facility with an aggregate principal amount of $270 million. We expect that facility to be closed and funded later today.

Interest rates remain the same in comparison to our existing term loan facility, and the new facility allows us to execute our plans to reduce debt through potential non-core asset sales of up to $125 million. In addition, our financial covenant requirements are much less restrictive.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Starting in the fourth quarter of 2014 and through second quarter of 2015, our maximum total leverage ratio covenant will be 4.5 to 1, and our minimum interest coverage ratio covenant will be 2 to 1. These new financial covenant requirements mirror our modified covenant requirements that were amended in November.

Proceeds under the new 2014 term loan facility will be used to refinance the loans outstanding under our existing term loan facility, pay fees and expenses incurred in connection with the refinancing, and for general corporate purposes. We will be subject to a call premium of approximately 3% as a result of the early pay-down of our loans outstanding under our existing term loan facility. We believe that this new term loan facility provides us with greater flexibility in meeting our future operating needs and our planned capital expenditures.

In addition, we expect to make the final payment of our WAPCo settlement, which is due at the end of the year, with proceeds received through the new term loan facility. This will significantly increase our unused revolver availability by eliminating a $32.7 million WAPCo reserve on our revolver availability. In addition, we expect further increases to our unused availability through the expiration of certain outstanding lines of credit at the end of the year, which will allow maximum use of our revolver as we enter into 2015.

Our DSO at September 30, 2014 was approximately 67 days, which is a 10-day improvement from our June 30, 2014 results. This decrease is primarily related to collection improvements on one customer in our Canada segment, and the release of contract retention on three oil and gas projects that were completed in the third quarter. At September 30, 2014 we had $48.9 million of cash and cash equivalents, an increase of $20.7 million from June 30, 2014, and driven primarily through our decreased DSO levels previously discussed.

Current cash balance as of yesterday, December 15, 2014, was $58.4 million. Increases in cash and cash equivalents coupled with increased availability under our revolver will contribute to our improved liquidity position as we move into 2015.

Now moving to taxes. Our effective tax rate for the third quarter of 2014 was 75.9%, or a provision of approximately $2.7 million. This provision is primarily related to our Canadian earnings—which is subject to a corporate income tax rate of approximately 25%—as well as Texas margins tax, and changes in certain discrete items.

As previously discussed, due to net operating losses, we have a US valuation allowance of $62.8 million against our tax assets. Barring any significant gains on potential asset sales, we do not anticipate paying or making a provision for any US federal taxes through 2015. Our effective tax rate should decrease as we generate taxable income in the US.

Now backlog. At September 30, 2014, our 12-month backlog was approximately $814 million, compared to approximately $963 million at June 30, 2014. And our total backlog was approximately $1.5 billion, compared to approximately $1.7 billion at June 30, 2014. Our select prospect lists totals over $6 billion for projects to be conducted in 2015 and 2016. And we are currently tendering on over $500 million of oil and gas projects which we expect to be awarded either to us or a competitor before the end of the first quarter of 2015.

Now finally, guidance. We re-affirm our guidance to possible future non-core asset sales of $100 million to $125 million, and 2014 revenue of around $2 billion. As asset sales occur, we will apprise you of the impact any such sales might have on revenue capacity. We will update you with 2015 guidance during our year-end call.

Now John will talk about the market outlook. John?

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Thank you, Van. We are benefiting from diversification in our business. This strategic positioning has us operating in relatively strong markets. We will continue to see this diversification benefit us in a time of declining oil prices, as we are now better-positioned to manage through market fluctuations.

While some of our markets have seen an impact from falling oil prices, a significant portion of the opportunity we see is driven by natural gas projects. Our oil and gas businesses that are dependent on gas prices, as well as our utility transmission and distribution business, should be minimally impacted.

We are fortunate that our business in Canada is focused on construction and maintenance spend, which we expect to continue, although we anticipate additional cost discipline by our customers. We anticipate that our downstream businesses will benefit from lower oil prices.

New gas export projects to Mexico and new LNG export facilities are increasing opportunities for us in our traditionally strong natural gas pipeline market, as significant increases in production in the shale plays must make their way to growing markets. Our proprietary pipeline routing technology has differentiated us to win engineering FEED studies for certain of these projects.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

This positions us well for follow-on engineering and construction activities, and increasingly for EPC projects. Our direct awards for these types of front-end routing studies and FEED estimates has increased threefold during the past year.

Proposal activity in our downstream engineering business is at high levels. Low energy prices are driving close to $100 billion of new projects and expansions in refining, fertilizer, LNG, petrochemical, tanks and terminals, between 2012 and 2019. We expect to participate in both engineering and construction in a meaningful way in this market in 2015.

We are combining our tanks and facilities business to leverage our successful participation in projects such as the Echo Project south of Houston, and multiple other tank and terminal projects from Canada to the Gulf Coast. We see a strong market for the tanks and terminals business for the next several years.

Integrity-related markets—including pipelines, tanks and electrical projects—continues to expand, now representing approximately 1/3 of our professional services segment revenue. Over the past four years, we have seen growth in services related to pipeline integrity. This has allowed us to meet our objective to move more into stable markets to mitigate the impact of a downturn in project activity. Our close integration with construction activities has provided opportunities for total project management of integrity work in the energy market, as well as a significant opportunity in our electric distribution construction business.

Our UTD segment is successfully executing its transition strategy to develop customer relationships and presence from Texas to Virginia and Maryland. With MSAs and customers in 10 states, we are positioned for more stable and improved results during 2015 in both transmission and distribution services. Our successful demonstration of our program management and GSI tools, coupled with our distribution maintenance expertise, has led to the award of a portion of the strategic undergrounding program for a large Virginia utility.

In Canada, backlog is slightly ahead of year-end 2013. While our business in Canada is oil price-sensitive, we believe the diversification within the business units and the mix of recurring maintenance and project work moderates the impact of declining oil prices. Now, operator, we will move to Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions)

John Rogers, DA Davidson.

John Rogers—D.A. Davidson & Company—Analyst

Hi. Good morning.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Good morning, John.

John Rogers—D.A. Davidson & Company—Analyst

A couple of things. First of all, in terms of the guidance that Van mentioned, are there significant fees associated with the — one, the term loan, and the early redemption that we’ll see in the fourth quarter? And as it relates to the — for Mike — as it relates to the restructuring and the closing of the offices, are there costs associated with that, that we’ll see in the fourth quarter?

Van Welch—Willbros Group Inc—EVP & CFO

Yes, John. First, on the term loan itself, we did have a call premium that was paid on the existing debt. That call premium was 3%. It’s going to be about $6.6 million that you’ll see hit below the operating level line in Q4. We also have in Q4 — just to expand on that for you — we’ll have some debt extinguishment. It’s non-cash, but we’ll have some debt extinguishment costs associated around the existing loan. And that’s basically the unamortized OID that we’ll see also in Q4. Both of the items that I just mentioned will be below the operating income line.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Now, the new loan that we have, that we just completed, does not carry an OID around it. However, on the asset future asset sales that we have, it will carry 2% around any of the future asset proceeds that we expect to have in the upcoming next several months.

John Rogers—D.A. Davidson & Company—Analyst

Okay.

Mike Fournier—Willbros Group Inc—President & COO

So with respect to the offices that we’re closing, John, yes, the bulk of those costs we’ll realize in Q4. We have some minimum costs carrying over to Q1, where we’ve still got a few locations to clean up.

John Rogers—D.A. Davidson & Company—Analyst

Sorry, John, how much are those costs? Or Mike, sorry.

Van Welch—Willbros Group Inc—EVP & CFO

Yes, this is Van, John. We’ll have some leases that we’re taking a look at to determine the value that we may have to write off. But that’s probably the bulk of it. In addition—and this is probably expanding a bit on your question, John, but I think it’s something that would be good for—

John Rogers—D.A. Davidson & Company—Analyst

I’m just trying to get to what the total cost in restructuring—hopefully, we’ve—

Van Welch—Willbros Group Inc—EVP & CFO

That’s where I was going, John. If you look at the total what I would consider non-recurring charges and expenses in Q4, that would be associated around severance costs, assets held for sale, and the restatement-related costs that we’ve incurred, we’re estimating that to be somewhere in the $5 million to $7 million category in Q4.

John Rogers —D.A. Davidson & Company—Analyst

Okay. And then just on backlog, if I could ask two questions. One, the T&D business, if I’m doing this calculation right, it looks like there’s about $50 million worth of work that came out of backlog, more than just what you burned off. Why was that? And then in terms of the $500 million in pipeline projects that you’re pursuing, when should we see those awards you expect?

Van Welch—Willbros Group Inc—EVP & CFO

Yes. I think in terms of the $500 million, we’re currently—as I mentioned in the prepared remarks, we are currently bidding some very significant oil and gas projects, which will be awarded to either us or to one of our competitors. We expect to be seeing that sometime in the first quarter of 2015.

Mike Fournier—Willbros Group Inc—President & COO

To qualify that a bit, that work is typically—the large projects we’re seeing are either start in Q3, Q4 of this year; in some cases, the start is in 2016. The activity level that we’re seeing that are immediate mobilizations in Q1, Q2, tend to be the smaller projects in the $20 million to $30 million range.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

John Rogers—D.A. Davidson & Company—Analyst

Okay, great. And then on the T&D?

Van Welch—Willbros Group Inc—EVP & CFO

On the T&D side, you know, we have a number of MSAs associated around T&D that are being worked off. And the way we capture those MSA awards, we estimate it during the life of that particular MSA. So we don’t replenish it until we renew them. It’s almost a natural decrease associated around those until we get signed up on the extension of that MSA.

John Rogers—D.A. Davidson & Company—Analyst

Yes. But Van, the backlog declined by $147 million sequentially, and revenue was a little less than $100 million. That’s more than just the burn-off.

Mike Collier—Willbros Group Inc—SVP, Corporate Communications

John, this is Mike Collier. As you know, with those big MSAs, we adjust those according to what the historical performance of the MSA is and fresh input from the owners on what their plans are going forward. So there’s going to be some movement like that, that’s not attributable to burn-off, when we calculate backlog going forward.

John Rogers—D.A. Davidson & Company—Analyst

Okay.

Van Welch—Willbros Group Inc—EVP & CFO

We update those every quarter, John, as you know, based on what we see, and what the best expectation and what conversations we’re having with the client, in terms of that work going forward. So it does move around a bit.

John Rogers—D.A. Davidson & Company—Analyst

Okay, thanks a lot. I’ll get back in queue.

Operator

Marty Malloy, Johnson Rice.

Marty Malloy—Johnson Rice & Company—Analyst

Hello, good morning.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Good morning, Marty.

Marty Malloy—Johnson Rice & Company—Analyst

Could you give us some perspective on the bidding environment for oil and gas, if we were to look back a year ago? And excluding the regional business, but just the type of projects that you’re pursuing now, what that would’ve looked like a year ago?

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Mike Fournier—Willbros Group Inc—President & COO

Sure, Marty; it’s Mike Fournier. I’m going to try to speak to that. I think one of the points I raised in the discussion up front here was a focus on sales, business development, and embedding that in the business units. That, in part, is a response to the sense that we weren’t able to capitalize on the opportunities that were out on the street six months ago, to the degree we should have, and we’re paying the price for that now in terms of activity level in Q4 and what we’re looking at in Q1.

I think we’ve, in large part, fixed that. We are today trying to increase staffing levels within our estimating group—so we’ve brought the opportunities in the door, and now we’re trying to align those with our skill set and estimating capacity to respond. The nature of that work in oil and gas, it’s twofold. We’re seeing opportunities that are EPC in nature that we’re responding to today, that are engineering opportunities and land acquisition opportunities in 2015, construction through 2016. We see some engineering-only studies that we indicated that are the amount of routing work we’re doing in this period of time is threefold from what we saw year ago.

So all that is pointing to, we think, strong markets on the traditional pipeline side of things. Our issue is bridging over into that Q3, Q4 period. And our strategy there—and it’s a robust proposal stream—is these smaller pipeline jobs. There may be only 20 miles in length, 16- to 24-inch in diameter, and dollar value in the $20 million to $25 million.

We see significant energy by the owners going into what we call pipeline maintenance and integrity. These tend to be smaller scopes, in the $8 million to $12 million range, that often involve re-rating of pipelines or re-testing of pipelines. And along with that, either additional metering, or in some cases, additional compression or pumping capacity.

Marty Malloy—Johnson Rice & Company—Analyst

That’s helpful. And then, could you talk about the utility side and what you’re seeing on there? And still, the acquisitions, I think, four years old now, infrastructure. And there still seems to be a difficulty with profit margins and operating profitably. Can you approach what industry competitors are doing in terms of profitability, and when can we start to see improvements there?

Mike Fournier—Willbros Group Inc—President & COO

Marty, I think what’s probably difficult to see in our numbers is what I would characterize as some pre-investment. Our strategy there has been to expand our footprint on what we call the distribution side of the business. It tends to be lower-margin, but longer-term in nature. Johnny Priest and his folks in that group have been successful in a number of—geographically, expanding their footprint, often starting with what I characterize as pilot MSAs. And we see opportunity to get out of the pilot phase with these in 2015 and 2016, and have them mature into longer-term commitments.

I think you will see that reflected in the growth of the backlog number, where we have had a bit of a challenge in one of the business units that was very focused in the last four years, previous to 2014, on build-out of substantial transmission capacity. And we have diversified that business unit in terms of its client base, but ultimately haven’t seen it regain activity levels consistent with when they were in peak of construction during that expansion. I think we again are seeing some—we, in fact, have diversified the client base there.

We see an increase in transmission construction requirements in the Texas, Oklahoma areas in 2016. So we think that gives us an opportunity to increase that ratio again of transmission work over distribution work. And transmission work generally is the higher-margin work, although it’s project nature and cyclical in nature.

Marty Malloy—Johnson Rice & Company—Analyst

Great, thank you.

Operator

Jamie Cook, Credit Suisse.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Andrew Buscaglia—Willbros Group, Inc.—Analyst

Hi, guys. This is Andrew Buscaglia on behalf of Jamie. Thanks for taking my question. Looking at your oil and gas segment, obviously that fared better than, at least, we had expected. Just curious what your thoughts are in terms of how you guys thought of it in terms of your expectations. Was that more restructuring-related than anything in the quarter?

And then, you say there’s probably a little bit more restructuring to go, but how confident are you in this as a baseline margin that you can grow off from here? Or is there still some more bleeding, probably, to come?

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

I think I’m very confident in the people that we have in the oil and gas segment today. As I indicated, we’ve boiled down the number of business units, in fact, cutting that in half. And within each of the business units, scaled back to what we would characterize as our core staff, and staff that we are comfortable with in terms of their capabilities, both in the field, on the right-of-way or on the construction site, as well as adequate technical staff to put around there. I think what our challenge is, is regaining momentum in deploying those folks to the field.

But I’m comfortable that where we’re taking work on, we do have the right people and we have adequate and strong processes in place to manage the work. And I see a robust stream of bid opportunities, both in the mainline large-diameter of pipeline construction, the mid-size pipeline, and strong demand in the facilities. That demand is both in the back-end of 2015, and through our participation in the EPC proposals, creates opportunity for booking backlog in early 2015 that won’t be burned off until 2016.

Andrew Buscaglia—Willbros Group, Inc.—Analyst

Okay then, with regards to some of the opportunities you guys see, obviously in the areas where you are impacted by the price of oil. Just curious what your customers are saying and the commentary they have—if they’re hesitating or if you’re anticipating any delays or anything like that. Just curious what they’re saying to you guys.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Yes, well, what we’re seeing is—of course we’re operating across North America. Up in Canada, with the larger oil sands mines and SAGD projects, they have a 30-year, 40-year life, so they are cost-conscious during times of reduced oil prices. They tend to go out and bid work, so in some cases, giving us opportunity to look at work that would otherwise have been locked up for a couple of years, potentially, under an MSA, but where clients are thinking they want to test the market again.

We are able to participate in that, and we see some deferral slowdown of maintenance spend. But at the end of the day, they’ve got to keep these plants up and running. And so they can defer some maintenance 3 to 6 months, but ultimately our experience is that, that work remains. I haven’t seen the reaction that I saw, for example, in 2008, where people are shutting down projects, at least not in the—I’ve seen some deferrals of decisions, in some cases. We see that as it contracts, to a certain agree, with the immediate oil price. But again, they’re making investment decisions on a 30-year cycle.

We still see strong activity in the shale oil, shale gas plays. They are characterized as behind on the infrastructure build-out. Certainly the infrastructure that’s gas-related is carrying on. Although ultimately there’s got to be an impact if they’re reducing exploration, our experience is, that lag time is 6 to 9 months.

Andrew Buscaglia—Willbros Group, Inc.—Analyst

All right, that’s helpful. Thanks, guys.

Operator

Dan Mannes, Avondale Partners.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Dan Mannes—Avondale Partners—Analyst

Good morning. Can you guys hear me okay?

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

You’re fine.

Mike Fournier—Willbros Group Inc—President & COO

Good morning, Dan.

Dan Mannes—Avondale Partners—Analyst

So the first thing, I want to go back over the [restatement] real quick. I think, Van, in your prepared comments, you mentioned there was about another $13 million, $14 million of losses on the northeast project, on Allegheny Access. Was the entire loss — originally you said was $24 million, and now is somewhere in the $30-millions — was that all taken in the second quarter?

Van Welch—Willbros Group Inc—EVP & CFO

Yes. The way the accounting rules work, Dan, whenever you open the books up associated around a restatement, you would push all adjustments associated around that to where that error occurred. In this case, they would have all been pushed back into Q2.

Dan Mannes—Avondale Partners—Analyst

That includes the losses you’ve now picked up, even going into the fourth quarter. So to some degree, does this shift help the third-quarter results out a little bit?

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

That’s correct, Dan. Anything up until the date of filing, we would associate it around — the northeast pipeline project we would have pushed back into Q2.

Dan Mannes—Avondale Partners—Analyst

Okay, got it. And then the same question on Canada. I hear exactly what you’re saying in terms of the [forecast]. Can you remind us the breakdown in activities in maintenance and capital? Do you [think] the capital side is probably where there’s going to be a little more risk of a slowdown?

Mike Fournier—Willbros Group Inc – President & COO

Yes, I’m not going to sit here and break that number down for you. What I can say is, we participate in maintenance both up in the oil sands mining side of the industry there, as well as the pipeline integrity side of the business there. That’s two of the five business units. The other three are more project-based business units, and are project-dependent.

Dan Mannes—Avondale Partners—Analyst

Okay. And then my last question is on backlog. I certainly heard what you were saying, both in terms of the MSA roll-down in the bidding. But was there any concerted effort during the last 90 days or so related to slowing down bidding activities, particularly if you were working under a restatement and working on the credit line? Or was there nothing purposeful as it relates to the backlog?

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Mike Fournier—Willbros Group Inc—President & COO

Yes, Dan, good question. There were some business units when I stepped in, in July, that I curtailed the bidding activity until we had an opportunity to vet the management and supervision. And in some cases, we found that there wasn’t a focused sales function. In large part, I would attribute it to lack of enough sales and BD resources at the time, and a disconnect between them and the operational folks resulted in the funnel drying up.

But there certainly was a conscious decision in late June and July, where we slowed down in a couple of areas. We are back bidding work in those areas. In some cases, what we’re choosing to do, for example, on our facility side, in the in both the US and Canada, is focus on larger projects, projects that are in the $15 million to $30 million range. Where previously, we were chasing around $1 million, $2 million opportunities, and burning up a bunch of indirect costs. So we shifted gears somewhat there.

Van Welch—Willbros Group Inc—EVP & CFO

And Dan, this is Van. In terms of the credit line question, we didn’t defer any estimates or projects around the credit line. But having said that, we recognize going forward the opportunities we have. And we wanted to ensure that as we ended the year and we’re going into 2015, that we had that full use, that maximum use of our revolver capability for that upcoming work.

Dan Mannes—Avondale Partners—Analyst

Okay. And if I could follow up just lastly on the term loan. So the new term loan—I assume you’re going to draw down the entire $270 million, less fees, less the current revolver, less the current term loan. But that should be a net cash increase in the—what, $30 million, $40 million range? Plus, you’ll have full use of the revolver? It seems like you should have a pretty big cash boost, even beyond just availability on the revolver now.

Van Welch—Willbros Group Inc—EVP & CFO

Yes, I think, Dan, good question. We took on the term loan with the idea that we had that WAPCo liability. In some ways, even though the WAPCo liability is not considered debt, it’s debt-like. And we’re paying that off at the end of the year. By paying that off at the end of the year, we’re going to have that availability in our working capital line and our revolver, as I said, to get us ready for the work season that’s coming up in 2015. So I’m very pleased with where we ended up and where our liquidity is as we start into the construction season in 2015.

Dan Mannes—Avondale Partners—Analyst

But effectively, you’re converting the WAPCo from a debt-lite to a debt.

Van Welch—Willbros Group Inc—EVP & CFO

Somewhat. That’s a way to look at it. But also, I think it does push that availability under our revolver up. Under the previous—or under our revolver, we had to reserve for that WAPCo liability in terms of the use of it for the revolver. Now we pay that off, we’ve got cash to pay that off, and now we have a working capital line that’s unencumbered by it.

Dan Mannes—Avondale Partners—Analyst

Understood. Makes sense. Thank you.

Van Welch—Willbros Group Inc—EVP & CFO

You’re welcome.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

Operator

[Stephen Folse], Stifel.

Stephen Folse—Stifel Nicolaus—Analyst

Hi, good morning.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Good morning.

Stephen Folse—Stifel Nicolaus—Analyst

First question is building off of what a few other people have asked. But the profitability in the oil and gas segment this quarter, was that driven by better performance across the board, or was it just mainline performance? Were the regional businesses profitable, or what was the breakdown there in the quarter?

Van Welch—Willbros Group Inc—EVP & CFO

Yes, I think if you look at that—this is Van—it’s certainly unencumbered by the two project losses that created the restatement—the pipeline project in the northeast and the other pipeline project in the oil and gas segment. So the results that you see in Q3 are minus any kind of losses. We were profitable in our pipeline group in Q3, minus those particular areas. So that’s somewhat the major drivers of the improvement, as you look at the Q3 results.

Stephen Folse—Stifel Nicolaus—Analyst

Okay, thanks. And then on the $100 million to $125 million in asset sale target, are you seeing any kind of impact from the lower oil price environment on potential sale multiples there, or the timing of when you expect to complete those sales?

Van Welch—Willbros Group Inc—EVP & CFO

Well, if you look at the $100 million to $125 million, it’s not all within our oil and gas segment—or any of our other segments, for that regard. There could be some that may be impacted by the price of oil in the current environment. We’re taking a hard look at that as we go forward. I still think the numbers that we have out there, the range that we have out there is very achievable, that $100 million to $125 million worth of proceeds.

Stephen Folse—Stifel Nicolaus—Analyst

Okay, great, thanks. And then turning to Canada, quickly. You reference pricing or cost discipline from your customers. If we look at the direction of the price of oil, really, the substantial move did not happen until the fourth quarter. So should we expect further step-down from the margin level that you saw in the quarter, as oil prices continue to trend down?

Mike Fournier—Willbros Group Inc—President & COO

Yes, I don’t think it’s so much margin levels. I mean, we always look at it as the risk on backlog. And so we’ve got, I think, a base number of projects in each of the business units in Canada that we’re comfortable with, going into 2015. I don’t think we’re that far off of where we were this time last year, in terms of the backlog. And we’ve invested substantially in the sales business development processes in Canada, as well as diversifying our businesses there.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

So it’s probably different from the typical E&C company’s outlook on Canada, in that we do have a substantial maintenance component to the business there. And there just isn’t as many competitors chasing after the type of work we do there. So in that regard, it’s less concerning for us than some of the contracts that are working in just—what I call the heavy-industrial areas, in the oil sense.

Stephen Folse—Stifel Nicolaus—Analyst

Okay, great, thanks. And last question, quickly. That MSA that you referenced in Virginia with the undergrounding, was that in the third-quarter backlog or no?

Van Welch—Willbros Group Inc—EVP & CFO

No.

Stephen Folse—Stifel Nicolaus—Analyst

Okay, thanks.

Operator

(Operator Instructions)

Mike Shlisky, Global Hunter Securities.

Mike Shlisky—Global Hunter Securities—Analyst

Good morning, guys.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Good morning.

Mike Shlisky—Global Hunter Securities—Analyst

I wanted to try to ask the low oil-price question a little bit differently than we’ve seen so far, since most of my questions have been answered already. In a low oil-price environment, do you expect to see, basically, all of your projects on a day-to-day basis a bit more — the cost of diesel and gasoline? And is there any affect on the upside to your margins if you do see that in the next few quarters?

Mike Fournier—Willbros Group Inc—President & COO

I would say it’s marginal. Certainly on these large pipeline jobs, fuel and the number of hours we’re running our equipment is something that we do stay on top of. It’s an interesting question, and I’m going to go and send some folks away to analyze that a bit. But theoretically, yes, we should see a drop there. My sense is, what you’ll see is, that factors in very quickly to the cost base, with all contractors reacting in a similar fashion to reduce cost, and doesn’t result in picking up much margin as a result of the lower fuel prices.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

If I could speak just for a second about this oil price drop. As some of you may know, that’s been the business I’ve been in for many years, the E&P side. And I’m still involved in it, in a—not a meaningful way anymore, now that I’m CEO of Willbros. But I’m looking at oil prices as something that—this happens. You typically—just like in 2008, nobody knew that was going to happen in 2008, and I don’t think anybody felt like it was going to happen here.

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DECEMBER 16, 2014 / 03:00PM GMT, WG—Q3 2014 Willbros Group Inc Earnings Call

There’s a lot of geopolitical things at play here. And it wasn’t just the US which are calling now a North American dominance in total petroleum, including refined product. Because we are number one in the world now, if you look at it that way. But this will pass. I know from the budgeting process, a couple of the places where I am—that people are going to continue to grow production this year. The good solid E&P companies are going to continue to grow production; they’re not going to be drilling for gas. They haven’t been doing that for a while.

And so the way we’re set up strategically with our four segments, gas is more important. But then you’ve got the LNG coming on. We badly have an infrastructure issue with oil and gas—liquids and gas. The pipeline business won’t be affected. So interestingly enough, I like our position right now because of the way we’re structured. The spend is only going to increase on the UTD side, from what we can tell in talking to our customers. I was with—dinner with one of our large customers last week, and these folks were all going to increase their spend — if that helps with just an overall macro on energy.

Mike Shlisky—Global Hunter Securities—Analyst

So if I can follow up on that—and that was great color, by the way, thank you so much. In a low gasoline-deal price environment, do you expect to see any positive impact to your downstream work on the maintenance side going forward, as well? Is that something that you might be seeing more operating leverage on your current contracts?

Mike Fournier—Willbros Group Inc—President & COO

Yes. Well, we said earlier in the call that we see significant demand in 2015 for our downstream engineering services. And that, in large part, relates to increasing terminal capacity. So I think the answer is yes.

Mike Shlisky—Global Hunter Securities—Analyst

Okay, great, thanks so much. Appreciate it.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Thank you.

Operator

Thank you. This concludes today’s question and answer session. I’d like to turn the floor back over to Mr. McNabb.

John McNabb—Willbros Group Inc—Chairman of the Board & CEO

Thank you so much, and thank you all for joining us this morning. We’re into this process now three or four months. I think we’re making very good progress in the process of realigning our Company and getting back to our core businesses, and starting to execute with results.

You saw the three businesses for the first nine months, aside from oil and gas, and they’re right at 6%. It’s not a promise for the future, but the promise I would make is that we’re going to continue to refine those businesses and increase our operating margins. With oil and gas,—the business that I know the most about, by the way—I’m very comfortable with what Mike’s doing, and others. And we’ll turn that business back into something that we’re all going to be very happy about. And those are my final comments. Thank you.

Operator

Thank you. This concludes today’s conference. You may disconnect your lines at this time. And thank you for your participation.

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DECEMBER 16, 2014 / 03:00PM GMT, WG - Q3 2014 Willbros Group Inc Earnings Call

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